Exhibit 16.1

March 27, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Siyata Mobile, Inc. under Changes in Registrant’s Certifying Accountants of its Form 6-K dated March 27, 2023 where we resigned at the request of the Audit Committee effective March 21, 2023. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Siyata Mobile, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp